EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:     January 6, 2022

PRIAM CAPITAL FUND II, LP

By:	/s/ Howard Feinglass
Howard Feinglass, the managing member of Priam Capital Associates II, LLC, the general partner of Priam Capital Fund II, LP

PRIAM CAPITAL ASSOCIATES II, LLC

By:	/s/ Howard Feinglass
Howard Feinglass, its managing member

/s/ Howard Feinglass
Howard Feinglass